Exhibit 99.1

[ALCOA LOGO]

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Alcoa Corporation	Alcoa Corporation
Jim Dwyer	Monica Orbe
(212) 518-5450	(212) 518-2632
Jim.Dwyer@alcoa.com	Monica.Orbe@alcoa.com

Arconic Inc.	Arconic Inc.
Matt Garth	Shona Sabnis
(212) 836-2674	(212) 836-2626
Matthew.Garth@arconic.com	Shona.Sabnis@arconic.com

Alcoa Corporation and Arconic to Host 2016 Investor Events

New York, October 13, 2016 – Alcoa Inc. (NYSE:AA) today announced that future companies, Arconic and Alcoa Corporation, will each host investor events in October. The separation of Alcoa Inc. into two standalone public companies is scheduled to become effective before the opening of the market on November 1, 2016. Arconic will trade on the New York Stock Exchange under the symbol “ARNC;” Alcoa Corporation will be listed on the NYSE under the symbol “AA.”

In preparation for the separation, both Arconic and Alcoa Corporation will be commencing a series of investor meetings, beginning October 19 and October 20, respectively. Presentation materials will be available shortly before the commencement of these meetings on www.alcoa.com. Both companies will also be hosting a global investor webcast. Details on each company’s webcast are below.

Alcoa Corporation Global Investor Webcast

Thursday, October 20, 2016 at 9 AM EDT

Webcast link: www.alcoa.com/alcoacorpinvestorlaunch

At the event, management will discuss Alcoa Corporation’s globally cost-competitive industry leadership in bauxite, alumina and aluminum products as well as its strengths, strategies, expectations and outlook. Presenters will be:

•	Roy Harvey, future Alcoa Corporation Chief Executive Officer and current Alcoa Inc. Executive Vice President and President of Alcoa Global Primary Products
•	William Oplinger, future Alcoa Corporation Executive Vice President and Chief Financial Officer and current Alcoa Inc. Executive Vice President and Chief Financial Officer

Arconic Global Investor Webcast

Thursday, October 27 at 8:30 AM EDT

Webcast link: www.alcoa.com/arconicinvestorlaunch

At the event, management will discuss Arconic’s leadership in multi-material, precision-engineered products and solutions as well as its strengths, strategies, expectations and outlook. Presenters will be:

•	Klaus Kleinfeld, future Arconic Chairman and Chief Executive Officer and current Chairman and Chief Executive Officer, Alcoa Inc.
•	Ken Giacobbe, future Arconic Executive Vice President and Chief Financial Officer and current Chief Financial Officer, Alcoa Engineered Products and Solutions

A replay and archived presentation slides of both webcasts will be available on www.alcoa.com following the conclusion of the events.

Dissemination of Company Information

Alcoa Inc. intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 57,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.